Exhibit 2.2

Date: ________ ___, 2012

MAZOR ROBOTICS LTD.

ORDINARY SHARES PURCHASE WARRANT

MAZOR ROBOTICS LTD., an Israeli public company No. 513009043, with offices at 7 Ha’eshel Street, Caesarea Industrial Park, Israel (the “Company”), hereby certifies that ____________, having offices at _____, __________, ____________ (the “Warrant Holder”) is entitled, subject to the terms set forth below, to purchase from the Company during the Exercise Period (as hereinafter defined), that number of fully paid and non-assessable Ordinary Shares of the Company, each having a nominal value of NIS 0.01 (the “Ordinary Shares”), up to the maximum amount of allotted Warrant Shares (as hereinafter defined) set forth herein, at a price per share equal to the Exercise Price (as hereinafter defined).  The Warrant Shares and the Exercise Price are subject to adjustment as provided in this Warrant.

This Warrant is issued pursuant to that certain Share Purchase Agreement among the Company, the Warrant Holder and others purchasers named therein, dated August 8, 2012, (the “Agreement”).

Any capitalized term not defined herein shall have the respective meaning ascribed to it in the Agreement. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

“Average Price” shall mean the daily volume-weighted average price (in NIS) for the Ordinary Shares on the TASE as reported by Bloomberg LP during regular trading hours for a period of ten (10) trading days prior to the applicable reference day as provided in this Warrant.

“Business Day” shall mean a day between Sunday to Thursday, on which banking institutions in Israel are actually open.

“Conditions Precedent” means the completion of (i) the Lock Up Release and (ii) the ADR Program implementation as such terms are defined in the Agreement.

“Exercise Price” shall be payable in US Dollars and shall mean the following price converted to US Dollars at the Rate of Exchange: the lower of (i) NIS 6.00 and (ii) the Average Price as of the exercise date, subject to adjustment as provided in this Warrant; provided, however, that (i) the Exercise Price shall in no event be less than the par value per share and (ii) in the event of a Partial Exercise in which the Exercise Price would be lower than NIS 4.25 per share, the Exercise Price for any exercise in respect of such Warrant in excess of such Partial Exercise shall be NIS 6.00.

“Partial Exercise” means an exercise by the Warrant Holder pursuant to which Section 2(b) or the proviso in Section 8.1 herein is applicable.

“Rate of Exchange” shall mean the US$/NIS rate of exchange, as last published by the Bank of Israel, prior to August 8, 2012 , i.e. NIS 3.9970 to US $1.00.

“TASE Rules” means the rules and regulations promulgated by the Tel Aviv Stock Exchange.

“Total Warrant Consideration” shall mean ________________ US dollars (US$_________).

“Warrant Shares” shall mean Ordinary Shares issuable to the Warrant Holder upon exercise of the Warrants hereunder, and in any event not more than [_____] Ordinary Shares (such number of Ordinary Shares, the “Warrant Cap”).  The Warrant Shares shall have identical rights to the rights attached to all other Ordinary Shares of the Company.

1.	Exercise Date. Subject to the provisions herein, this Warrant may be exercised at any time from the date of this Warrant, and until August ____, 2015 (the “Exercise Period”).

2.	Exercise of Warrant.

(a)
The Warrant Holder may exercise this Warrant during the Exercise Period, in whole or in part, and subject to the Company’s rights to cause a mandatory exercise pursuant to Section 8 of this Warrant, by presentation and surrender of this Warrant at the office of the Company, accompanied by a duly executed exercise notice in the form attached hereto as Schedule 2(a) (the “Exercise Notice”), the details of the Warrant Holder’s securities account in Israel and a certified or official bank check, wire transfer, or other form of payment acceptable to the Company for the amount equal to the product obtained by multiplying the number of Warrant Shares being purchased upon such exercise by the applicable Exercise Price.  Upon exercise, the Warrant Holder will receive a number of Warrant Shares equal to the Warrant consideration delivered by such Warrant Holder to the Company divided by the Exercise Price.

(b)
In the event that the Exercise Price is lower than NIS 4.25 per share, then the Warrant Holder will be entitled to exercise only up to 50% of the Total Warrant Consideration at such Exercise Price (and any exercise with respect the balance of such Total Warrant Consideration shall be at an Exercise Price of NIS 6.00).

(c)
In the event that any Warrant Holder exercises some or all of its Warrants (including any Partial Exercise), the Warrant Holder shall designate in the Exercise Notice the number of Ordinary Shares that it wishes to purchase or the aggregate number of underlying Ordinary Shares represented by the portion of the Warrant it wishes to exercise, as applicable. Upon any partial exercise, the Company shall forthwith issue and deliver to the Warrant Holder a new Warrant of like tenor, in the name of the Warrant Holder, which shall be exercisable for such number of Ordinary Shares represented by this Warrant that have not been purchased upon such exercise. For avoidance of doubt, the Exercise Period of such newly issued warrant shall be identical to the Exercise Period hereunder.

3.
Effective Date of Exercise.  The exercise of all or a portion of this Warrant, as applicable, shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant is surrendered to the Company in accordance with the terms provided in Section 2(a) hereof; provided that no exercise may be made on the Record Date (as defined in the TASE Rules) of the distribution of a dividend, bonus shares, rights offering, consolidation, sub-division or reduction of share capital (each, a “Company Event”). No exercise of the Warrants may be made on the Ex-Day (as defined in the TASE Rules) of  a Company Event, should it occur prior to the Record Date of such Company Event.

4.
Delivery on Exercise.  As soon as practicable after the exercise of this Warrant in full or in part pursuant to Section 2(a), and in any event within five (5) Business Days thereafter, the Company will issue to the Warrant Holder, by depositing into a securities account in Israel designated by the Warrant Holder (the details of which shall be provided by the Warrant Holder as specified above), the Ordinary Shares to which such holder shall be entitled on such exercise, free and clear of all Encumbrances.

5.
Adjustment of Exercise Price and Number of Shares.  All references to a specific amount of NIS, as well as the Exercise Price of this Warrant and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) (i) shall be proportionately adjusted to reflect any share split, combination of shares, reclassification, recapitalization and distribution of bonus shares by the Company and (ii) shall be reduced to reflect any dividends declared and paid with respect to the Ordinary Shares between the date of this Warrant and the exercise date; in each case in accordance with TASE Rules for any such adjustment.  For example, if there should be a 2-for-1 share split, the Exercise Price would be divided by two and such number of shares would be doubled.

6.
Replacement of Warrant.  On receipt of (i) evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (ii) delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or surrender and cancellation of such Warrant, as applicable, the Company shall execute and deliver, at its own cost and expense, a new Warrant of like tenor and update the books and records of the Company accordingly.

7.
Assignment and Transfer.  This Warrant may not be assigned and/or transferred by the Warrant Holder, unless agreed otherwise in writing by the Company which consent shall not be unreasonably withheld; provided, however, that the Warrant Holder shall be permitted to assign or transfer this Warrant without seeking the Company’s consent to any of its Subsidiaries or Affiliates. In any event, the Warrant and the Warrant Shares shall be subject to the lock-up restrictions imposed by the Israeli Securities Law and Regulations.

8.	Mandatory Exercise of the Warrant.

8.1.
The Company shall notify the Warrant Holder of the satisfaction of the Conditions Precedent in the form attached hereto as Schedule 8.1. Within thirty (30) days after receipt of such Company notice, the Warrant Holder will exercise the Warrant by paying an Exercise Price per Warrant Share equal to the lower of (i) NIS 6.00 and (ii) the Average Price preceding the implementation of the ADR Program as set forth in the notice of completion, in each case based on the Rate of Exchange; provided that if such Exercise Price per share is lower than NIS 4.25, then the Company will have the right, at its sole discretion, to compel the Warrant Holder to exercise 50% of its Total Warrant Consideration at such Average Price.

8.2.
In the event that the Average Price equals or exceeds NIS 6.00 per share at any time following a Partial Exercise pursuant to Section 8.1 above, and during the Exercise Period, the Warrant Holder shall be compelled to exercise the balance of the Warrant issued to it, up to the remaining Total Warrant Consideration, at an Exercise Price of NIS 6.00 per share within 30 days after the receipt of the Company’s notice in the form attached hereto as Schedule 8.2.

8.3.
Notwithstanding anything herein to the contrary, if the Conditions Precedent do not occur within the first anniversary of the date hereof, then the Warrant Holder shall have no obligation to exercise the Warrant under this Section 8.

8.4.
Notwithstanding anything herein to the contrary, the aggregate number of Ordinary Shares purchased by the Warrant Holder under this Warrant (whether in connection with a mandatory exercise pursuant to this Section 8 or otherwise) shall not exceed the Warrant Cap.

9.
No Rights or Liability as a Shareholder.  This Warrant does not entitle the Warrant Holder to any voting rights or other rights as a shareholder of the Company, until such Warrant is exercised by the Warrant Holder.

10.
Notices.  All notices, requests, consents and other communications to be given or otherwise made to any part to this Warrant shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, by express overnight courier service, or by electronic mail or facsimile transmission (with a confirming copy sent by mail, first class, postage prepaid mail), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address first set forth above or at such other address as may hereafter be designated in writing by the addressee to the address or listing all parties.  All notices shall be considered to be delivered 7 days after dispatch in the event of first class or registered mail, and on the next succeeding Business Day in the event of electronic mail or facsimile transmission (with confirmation of receipt) or overnight courier service.

11.
Material Transactions.  The Company shall provide the Warrant Holder with not less than 15 days written notice of any proposed transaction in which the Company will merge with or into any other Person, or sell, transfer or convey all or substantially all of its assets to any other Person, so as to provide such Warrant Holder with the opportunity to exercise the Warrants prior to the consummation of such transaction.

12.
Assumption of Warrants. If the Company engages in any capital reorganization, or consolidation or merger with or into any other person, pursuant to which holders of the Ordinary Shares are entitled to receive stock, securities, cash or other property with respect to or in exchange for its Ordinary Shares, then, as a condition of such reorganization, consolidation or merger, lawful and adequate provision shall be made whereby the Warrant Holder shall have the right to acquire and receive upon exercise of such Warrant such shares of stock, securities, cash or other property issuable or payable with respect to or in exchange for such number of outstanding Ordinary Shares as would have been received upon exercise of such Warrants had such Warrants been exercised immediately before such transaction, subject to adjustments (as determined in good faith by the Board of Directors of the Company).  In such case, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving person, so that the provisions set forth herein for the protection of the rights of the Warrant Holder shall thereafter continue to be applicable; and any such resulting or surviving person shall expressly assume the obligation to deliver, upon exercise of the Warrants, such shares of stock, securities, cash and other property.  The provisions of this Section 12 shall similarly apply to successive reorganizations, consolidations or mergers.

13.
Payment of Taxes.  All Ordinary Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable. The Warrant Holder shall pay all taxes and other governmental charges that may be imposed in respect to the issue, delivery, holding, transferring this Warrant or receiving Ordinary Shares underlying this Warrant upon exercise hereof.

14.
Reservation of Shares, etc., Issuable on Exercise of Warrants.  The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, all Ordinary Shares from time to time issuable on the exercise of the Warrant.

15.
Additional Purchases of Ordinary Shares. For the avoidance of doubt, the Warrant Holder shall not be restricted from acquiring additional Ordinary Shares from any third party, subject to applicable law.

16.
Miscellaneous.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Warrant Holder and the Company.  This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to any applicable principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Israel, Tel Aviv, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

DATED: August ___, 2012

MAZOR ROBOTICS LTD.

By: ___________________________________
Name: __________________________________
Title: ___________________________________

Read and Agreed,

_________________________

By:_____________________________________
Name: __________________________________
Title: ___________________________________

Schedule 2(a)

NOTICE OF EXERCISE

(To be Executed by the Warrant Holder upon Exercise of the Warrant)

To: Mazor Robotics Ltd.

The undersigned hereby elects to exercise the right to purchase [all of the Warrant Shares represented by the attached Warrant]/[____% of theWarrant Shares represented by the attached Warrant, as a Partial Exercise], as provided and defined in the Warrant, and tenders herewith payment of NIS _______________ [in cash/certified check/by wire transfer], as payment therefor.

____________________ Signature: _______________________________

Schedule 8.1

COMPANY NOTICE

Date: [Month/Day/Year]

To: [Warrant Holder]

Re: Satisfaction of Conditions Precedent; Notice of Mandatory Exercise

Dear Sir/Madam,

Pursuant to Section 8.1 of that certain Warrant issued to you on __________, 2012, Mazor Robotics Ltd. (the “Warrant” and the “Company”, respectively) hereby confirms and renders you notice as follows:

Any capitalized term not defined herein shall have the respective meaning ascribed to it in that certain Share Purchase Agreement among the Company, the Warrant Holder and others purchasers named therein, dated August 8, 2012, (the “Agreement”).

1.              Satisfaction of Conditons Precedent. The Lock-Up Release has been effectuated as of [Month/Day/Year] and the implementation of the ADR Program has been completed as of [Month/Day/Year], thereby satisfying both Conditions Precedent.

2.              Compliance; Legal Opinion. All covenants, agreements and conditions in the Agreement and/or Warrant to be performed or complied with by the Company at or prior to the date hereof have been performed, complied with and satisfied as of the date hereof.  Attached hereto as Annex I is an opinion of CBLS Law Offices, counsel to the Company, dated as of the date hereof.

 [In the event that the applicable Exercise Price is equal to or higher than NIS 4.25, the following Section shall apply:]
3.              Notice of Mandatory Exercise. As of the date hereof, you have acquired [_____] Warrant Shares under the Warrant for a total Warrant consideration of [______] and may puchase up to [_______] additional Warrant Shares before reaching the Warrant Cap.  Pursuant to Section 8.1 of the Warrant, you are hereby required, within 30 days of the date hereof, to exercise the Warrant into [__________] Warrant Shares, in accordance with Section 2 thereof, by paying an Exercise Price per Warrant Share equal to NIS [_____], based on the Rate of Exchange.

[In the event that the applicable Exercise Price is lower NIS than 4.25, the following Section shall apply:]
3.              Notice of Mandatory Exercise. As of the date hereof, you have acquired [_____] Warrant Shares under the Warrant for a total Warrant consideration of [______] and may puchase up to [_______] additional Warrant Shares before reaching the Warrant Cap.  Pursuant to Section 8.1 of the Warrant, you are hereby required, within 30 days of the date hereof, to effect a Partial Exercise in respect of [________] Warrant Shares in accordance with Section 2 of the Warrant, by paying an Exercise Price per Warrant Share equal to NIS [_____], based on the Rate of Exchange.

Following such Partial Exercise, (i) the Company shall promptly issue and deliver to you a new Warrant of like tenor, which shall be exercisable for such number of Ordinary Shares that were not purchased in connection with the Partial Exercise and (ii) the balance of the new Warrant up to the Total Warrant Consideration or Warrant Cap, as applicable, may be exercised by you into up to [__________] Warrant Shares during the Exercise Period at an Exercise Price of NIS 6.00, subject to Section 8.2 of the Warrant.

Sincerely,

MAZOR ROBOTICS LTD. By:____________________________ Name: _________________________ Title: __________________________

Schedule 8.2

COMPANY NOTICE

Date: [Month/Day/Year]

To: [Warrant Holder]

Re: Satisfaction of Conditions Precedent; Notice of Mandatory Exercise

Dear Sir/Madam,

Pursuant to Section 8.2 of that certain Warrant issued to you on __________, 2012, Mazor Robotics Ltd. (the “Warrant” and the “Company”, respectively) hereby confirms and renders you notice as follows:

Any capitalized term not defined herein shall have the respective meaning ascribed to it in that certain Share Purchase Agreement among the Company, the Warrant Holder and others purchasers named therein, dated August 8, 2012, (the “Agreement”).

1.              Satifaction of Conditons Precedent. The Lock-Up Release has been effectuated as of [Month/Day/Year] and the implementation of the ADR Program has been completed as of [Month/Day/Year], thereby satisfying both Conditions Precedent. [Section 1 to be included if such notice was not previously rendered]

2.              Compliance; Legal Opinion. All covenants, agreements and conditions in the Agreement and/or Warrant to be performed or complied with by the Company at or prior to the date hereof have been performed, complied with and satisfied as of the date hereof.  Attached hereto as Annex I is an opinion of CBLS Law Offices, counsel to the Company, dated as of the date hereof.

3.              Notice of Mandatory Exercise. Whereas you have effected a Partial Exercise as of [Month/Day/Year] for [______] Warrant Shares and following such Partial Exercise, the Average Price has equaled or exceeded NIS 6.00 per share.  Accordingly, pursuant to Section 8.2 of the Warrant, you are hereby required, within 30 days of the date hereof, to exercise the balance of the Warrant up to the [Total Warrant Consideration/Warrant Cap] into [__________] Warrant Shares, by paying an Exercise Price per Warrant Share equal to NIS 6.00, based on the Rate of Exchange.

Sincerely,

MAZOR ROBOTICS LTD. By:____________________________ Name: _________________________ Title: __________________________

Annex I
Form of Legal Opinion

[CBLS Law Offices Letterhead]

Ladies and Gentlemen,

We acted as counsel to Mazor Robotics Ltd., an Israeli public company (the “Company”), in connection with that certain Share Purchase Agreement among the Company and the Purchasers listed therein dated August 8, 2012 (including the documents and instruments referred to therein, including, but not limited to, the Warrants issued thereunder) (the “Agreement”).

Capitalized terms used in this opinion and not otherwise defined herein shall have the respective meaning ascribed to them in the Agreement.

In rendering the opinions hereinafter expressed, we have examined and relied upon such documents and instruments as we have deemed necessary or appropriate, including (i) the Agreement; (ii) the Articles of Association of the Company; and (iii) certain corporate records and other documents of the Company which are contained in our files or which we obtained from the Company. The documents listed above are hereinafter collectively referred to as the “Documents”.

In rendering the opinion set forth below and on such review we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

As to factual matters forming a basis for our opinion, we have relied upon the accuracy, completeness and genuineness of the representations and warranties set forth in the Agreement and any other instrument reviewed by us, we made no independent investigation or verification of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our engagement as aforesaid or the rendering of the opinion set forth below.

Except as expressly provided in this opinion, we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Agreement.

The opinions hereinafter expressed are subject to the following qualifications:

1.
Enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, preference, moratorium arrangement or winding up laws or other similar laws affecting the enforcement of creditors’ rights, including, without limitation, the Companies Law, 5759-1999, the Bankruptcy Ordinance [New Version], 5740-1980, the Pledge Law, 5727-1967, the Execution Law, 5727-1967 and laws regarding the limitation of actions.

2.	We express no opinion as to compliance with anti-fraud and/or minority oppression provisions of Applicable Laws.

3.
Enforceability of the Agreement or any part thereof or document or instrument referred to therein may be limited by equitable principles, including the principle that specific performance and injunction may only be granted in the discretion of the court of competent jurisdiction.

4.
The performance of contracts (as well as the negotiations leading up to the execution of any contract) must be conducted in good faith and in a reasonable manner. Lack of such good faith (by a contracting party or its agents) may be deemed a breach of contract. Notwithstanding any term or condition contained in any instrument, including, without limitation, the right of any party to exercise its sole discretion, a court of competent jurisdiction, may retain the discretion to determine when the actions of such party or its agents have been conducted in good faith and in a reasonable or “commercially reasonable” manner.

5.
The enforceability of any of the provisions of any instrument entitling a party to exercise rights and remedies, may be limited by Applicable Law requiring creditors and secured parties to afford debtors a reasonable time to rectify any default or to repay as demanded prior to taking any action to exercise such rights and remedies.

6.	We express no opinion as to the enforceability of any provision of any instrument which may be characterized in a court as an unenforceable penalty and not as a genuine pre-estimate of damages.

7.
The validity and enforceability of provisions inserted in any agreement or instrument, which purport to sever from the agreement or instrument any provision which is prohibited or unenforceable under Applicable Law without affecting the enforceability or validity of the remainder of the agreement or instrument may be limited by the operation of law.

8.
An agreement may be void or voidable if the agreement was entered into under certain circumstances such as, if (i) the will of one of the parties was flawed; (ii) fraud or willful misrepresentation by a party to the agreement; (iii) mistake by a party to the agreement; (iv) exploitation by one party of the other.

9.	Enforceability of an agreement or of any provisions thereof may be limited by frustration of contract.

10.
We are members of the Bar of the State of Israel, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. In addition, we express no opinion as to any documents, agreements or arrangements other than those subject to the laws of the State of Israel, if any. As used herein, the term “Applicable Law” means only those laws of the jurisdictions for which we express opinions hereunder.

Based upon and subject to the assumptions, limitations and qualifications set forth in this opinion, we are of the opinion that:

a.
The Company is duly organized and validity existing under the laws of the State of Israel and has the requisite corporate power and authority to own, operate and lease its assets and properties and carry on its business as now being conducted.

b.
The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Warrant, including without limitation to issue, sell and deliver the Warrant Shares upon their exercise in accordance with the terms of the Warrant. The execution and delivery of the Company notice under Section [8.1/8.2] of the Warrant has been duly authorized by all necessary corporate action of the Company, has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company.

c.	The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrant, will be validly issued, non-assessable and fully paid.

d.
Except for such as have been obtained, the issuance of the Warrant Shares upon exercise of the Warrants does not require any consent, approvals, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Israeli Governmental Authority on the part of the Company.

This opinion is limited solely to the express opinions set forth herein with respect to the transactions referred to in this opinion and may not be used, circulated, quoted or otherwise relied upon by, and no copies of it may be delivered to, any other person without our express written consent and may not be used, circulated, quoted or otherwise relied upon for any other purpose or in connection with any other transaction.

We are not assuming any responsibility to any other person or entity by having rendered this opinion. It is understood that this opinion speaks as of the date given, and we have no obligation to update this opinion (including, without limitation, by reason of any events or circumstances, including changes in law, that may occur) or to advise you of any change of any matters stated herein whether legal or factual, after the date hereof.

Very truly yours,
CBLS Law Offices